Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number 333-217690 Employees, retirees and others may invest in Ford Credit through Ford Interest Advantage, a U.S. program that allows investment in Ford Credit unsecured debt and offers competitive rates up to 2.40%.* The program is offered through prospectus and requires a $1,000 minimum investment to enroll. Enrolling is easy and quick with FIA’s online enrollment form. Visit the FIA website at www.ford.com/finance/investor- center/ford-interest-advantage to read the prospectus and enroll online. Benefits of Investing in Ford Credit with Ford Interest Advantage (FIA): • Minimum balance requirement of just $1,000 • Fast and easy online enrollment with electronic transfers from your bank • Free checks & unlimited check writing above $250 • No management fees • Easy access to your funds online & with the FIA mobile app • Invest checks right from your phone using Remote Investment Capture • Ford Employees can invest with as little as $100 per month with subsequent payroll deductions to reach $1,000. For more information on the program, please contact Investor Services at 800-462-2614, or email the FIA team in Dearborn at FCFIA@ford.com. *Investments over $50,000. Rate as of 11/26/18; see www.ford.com/finance/investor-center/ford-interest-advantage for current rates for all investment amounts. Important Disclosure The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not insured by the Federal Deposit Insurance Corporation, they are not guaranteed by Ford Motor Company, and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As investments in the debt of one company (Ford Credit), the Notes do not meet the diversification or investment quality standards for money market funds set forth in the Investment Company Act of 1940. The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are offered only in the United States. This Web site does not constitute an offer to sell or a solicitation to invest in the Notes in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation in any such jurisdiction. U.S citizens and resident aliens with U.S. Taxpayer ID (e.g. Social Security number) may apply. Ford Credit has filed a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the offering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has filed with the SEC for more complete information about Ford Credit and the Ford Interest Advantage Note program. The documents may be obtained free of charge through EDGAR on SEC website. Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614.